As filed with the Securities and Exchange
Commission on May 16, 2002                       Registration No. 333-__________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ARRIS GROUP, INC.
             (Exact name of registrant as specified in its charter)

                       ----------------------------------

     STATE OF DELAWARE                                   58-2588724
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                 11450 TECHNOLOGY CIRCLE, DULUTH, GEORGIA 30097
                                 (678) 473-2000
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                               ------------------
                              LAWRENCE A. MARGOLIS
                 11450 TECHNOLOGY CIRCLE, DULUTH, GEORGIA 30097
                                 (678) 473-2000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 ---------------
                                 With copies to:

                           W. BRINKLEY DICKERSON, JR.
                              TROUTMAN SANDERS LLP
                     600 PEACHTREE STREET, N.E. - SUITE 5200
                           ATLANTA, GEORGIA 30308-2216

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS OF
    SECURITIES TO BE                                  PROPOSED MAXIMUM        PROPOSED MAXIMUM
 REGISTERED AND SOLD BY                             AGGREGATE PRICE PER      AGGREGATE OFFERING           AMOUNT OF
  SELLING STOCKHOLDERS    AMOUNT TO BE REGISTERED         SHARE(1)                PRICE(1)            REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------

Common Stock                   21,000,000               $ 9.025              $189,525,000               $ 17,436.30
-----------------------------------------------------------------------------------------------------------------------

 (1) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee, based on the average of the high and low price per share of the Registrant's common stock as reported on the Nasdaq National Market on May 10, 2002.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. Nortel Networks may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED MAY 16, 2002

                                   PROSPECTUS

                               21,000,000 Shares

                                ARRIS GROUP, INC.

                                  [ARRIS LOGO]


                                  Common Stock

     By this prospectus, Nortel Networks LLC may offer and sell, from time to time, up to 21,000,000 shares of common stock offered by it under this prospectus. For additional information on the methods of sale, you should refer to the section of this prospectus entitled "Plan of Distribution." The shares of common stock registered under this prospectus may be sold by Nortel Networks directly to purchasers or through agents, underwriters, or dealers on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices which will be determined at the time of sale. If required, the name of any agents, underwriters or dealers and any other required information will be set forth in a supplement to this prospectus. We will bear the expenses and fees incurred in registering the shares offered by this prospectus. Nortel Networks will pay any brokerage commissions or discounts attributable to the sale of its shares. We will not receive any of the proceeds from the sale of common stock by Nortel Networks.

     Shares of our common stock are listed on the Nasdaq National Market under the symbol "ARRS."

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS AND THE RISK FACTORS CONTAINED IN THE REPORTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS FOR A DISCUSSION OF RISKS ASSOCIATED WITH OWNING OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              The date of this Prospectus is ___________ ___, 2002

                                TABLE OF CONTENTS

                                                                                   Page
 About This Prospectus                                                               1
 Where You Can Find More Information                                                 1
 Incorporation by Reference                                                          1
 About ARRIS                                                                         2
 Risk Factors                                                                        3
 Cautionary Statements Concerning Forward-Looking Statements                         8
 Description of Our Capital Stock                                                    9
 Use of Proceeds                                                                    12
 Selling Stockholder                                                                12
 Certain Transactions Between Nortel Networks and ARRIS                             12
 Plan of Distribution                                                               14
 Experts                                                                            16
 Legal Matters                                                                      16

         As used in this prospectus, the terms "ARRIS," "we," "our," and "us" and other similar terms refer to ARRIS Group, Inc. and its consolidated subsidiaries, unless we specify otherwise.

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this process, Nortel Networks may, over the next two years, sell up to 21,000,000 shares of our common stock in one or more offerings. This prospectus provides you with a general description of the common stock Nortel Networks may offer. The stockholder of record in this offering is Nortel Networks LLC, a wholly owned subsidiary of Nortel Networks Inc. and an indirect subsidiary of Nortel Networks Corporation. Nortel Networks Corporation exercises sole voting and investment power with respect to the shares being offered hereby by Nortel Networks LLC. For convenience, this prospectus uses "Nortel Networks" to refer to all of Nortel Networks Corporation, Nortel Networks Inc. and Nortel Networks LLC and specifies the specific entity only where material.

     Each time Nortel Networks sells common stock under this prospectus, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described immediately below under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

     ARRIS files annual, quarterly and special reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by ARRIS with the SEC can be inspected and copied at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and from the web site that the SEC maintains at http://www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our common stock is quoted on the Nasdaq National Market under the symbol "ARRS."

     We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the internet at the SEC's web site. We have included this prospectus in our registration statement that we filed with the SEC. The registration statement provides additional information that we are not required to include in the prospectus. You can receive a copy of the entire registration statement as described above. Although this prospectus describes the material terms of certain contracts, agreements and other documents filed as exhibits to the registration statement, you should read the exhibits for a more complete description of the document or matter involved.

     This prospectus is part of a registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of ours, you should refer to the exhibits that are part of the registration statement for a copy of the referenced contract or document.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will automatically update and supersede this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 001-16631) after the initial filing of the registration statement that contains this prospectus and prior to the termination of this offering:

         (a)      Our Annual Report on Form 10-K for the year ended December 31,
                  2001;

         (b)      Our Current Report on Form 8-K, dated January 8, 2002;

         (c) Amendment No. 1 to our Current Report on Form 8-K/A, dated January 8, 2002;

         (d) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

         (e)      Our Current Report on Form 8-K, dated April 24, 2002;

         (f) Our Proxy Statement for our Annual Meeting of stockholders to be held May 29, 2002 (other than the material contained under the captions "Compensation Committee Report on Executive Compensation," "Report of Audit Committee," "Performance Graph," "Independent Auditors and Their Fees," and "Appendix - ARRIS Group, Inc. Audit Committee Charter");

         (g) The audited financial statements of Arris Interactive L.L.C. appearing on pages F-2 through F-15 of Amendment No. 2 to our Registration Statement on Form S-4 (Registration No. 333-61524) filed on July 2, 2001 under the name Broadband Parent Corporation; and

         (h) The description of our common stock contained in our Registration Statement on Form 8-A, as filed on August 3, 2001, as amended by our Registration Statement on Form 8-A/A as filed on August 7, 2001, including any amendments or reports filed for the purpose of updating such descriptions.

     We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address: ARRIS Group, Inc., 11450 Technology Circle, Duluth, Georgia 30097, (678) 473-2000, Attn: Secretary.

                                   ABOUT ARRIS

     We provide cable telephony, high-speed data, transmission and optical transport solutions for broadband local access networks. Our products, which span from the cable operator's headend, or central office facilities, to the subscriber premises, allow cable operators to offer toll quality voice, high-speed data and video services cost efficiently over an integrated hybrid fiber/coax, or HFC, network. Our broadband products, which represent our largest and fastest growing product category in terms of revenues, include our constant bit rate and Voice over Internet Protocol, or VoIP, cable telephony and data product lines. We are the market leader in cable telephony with over 42 customers serving subscribers in 78 cities in 16 countries. We have approximately 15 million lines of installed telephony capacity with almost 3 million active voice ports.

     We are the successor to ANTEC Corporation. In August 2001, Nortel Networks and ANTEC combined their joint venture, Arris Interactive L.L.C., with ANTEC to create our current company, ARRIS Group, Inc., which was formerly known as Broadband Parent Corporation.

     We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 11450 Technology Circle, Duluth, Georgia 30097, and our telephone number is (678) 473-2000.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus and in our other filings incorporated by reference before deciding to invest in our common stock. The risks described below and in our other filings incorporated by reference are not the only ones facing our company. Additional risks not presently known to us, or which we currently consider immaterial may also adversely affect our company. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you could lose part or all of your investment.

OUR BUSINESS IS DEPENDENT ON CUSTOMERS' CAPITAL SPENDING ON BROADBAND COMMUNICATION SYSTEMS, AND REDUCTIONS BY CUSTOMERS IN CAPITAL SPENDING COULD ADVERSELY AFFECT OUR BUSINESS.

     Our performance has been largely dependent on customers' capital spending for constructing, rebuilding, maintaining or upgrading broadband communications systems. Capital spending in the telecommunications industry is cyclical. A variety of factors will affect the amount of capital spending, and therefore, our sales and profits including:

         -        general economic conditions;

         -        availability and cost of capital;

         -        other demands and opportunities for capital;

         -        regulations;

         -        demands for network services;

         -        competition and technology; and

         -        real or perceived trends or uncertainties in these factors.

THE MARKETS IN WHICH WE OPERATE ARE INTENSELY COMPETITIVE, AND COMPETITIVE PRESSURES MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     The markets for broadband communication systems are extremely competitive and dynamic, requiring the companies that compete in these markets to react quickly and capitalize on change. This will require us to retain skilled and experienced personnel as well as deploy substantial resources toward meeting the ever-changing demands of the industry. We compete with national and international manufacturers, distributors and wholesalers including many companies larger than us. Our major competitors include:

         -        ADC Telecommunications;

         -        C-COR.net;

         -        Cisco Systems;

         -        Harmonic;

         -        Juniper Networks;

         -        Motorola;

         -        Phillips;

         -        Riverstone Networks;

         -        Scientific-Atlanta;

         -        Tellabs; and

         -        Terayon Communications Systems.

     The rapid technological changes occurring in the broadband markets may lead to the entry of new competitors, including those with substantially greater resources than us. Since the markets in which we compete are characterized by rapid growth and, in some cases, low barriers to entry, smaller niche market companies and start-up ventures also may become principal competitors in the future. Actions by existing competitors and the entry of new competitors may have an adverse effect on our sales and profitability. The broadband communications industry is further characterized by rapid technological change. In the future, technological advances could lead to the obsolescence of some of our current products, which could have a material adverse effect on our business.

     Further, many of our large competitors are in a better position to withstand any significant reduction in capital spending by customers in these markets. They often have broader product lines and market focus and therefore will not be as susceptible to downturns in a particular market. In addition, several of our competitors have been in operation longer than us and they therefore have more long-standing and established relationships with domestic and foreign broadband service providers than do we. We may not be able to compete successfully in the future, and competition may harm our business.

OUR BUSINESS HAS PRIMARILY COME FROM SEVERAL KEY CUSTOMERS. THE LOSS OF ONE OF THESE CUSTOMERS OR A SIGNIFICANT REDUCTION IN SERVICES TO ONE OF THESE CUSTOMERS WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Our two largest customers are AT&T, including AT&T Broadband, and Cox Communications. For the three months ended March 31, 2002, sales to AT&T Broadband and its parent AT&T accounted for approximately 27.2% of our total sales, while sales to Cox Communications accounted for approximately 17.2%. We currently are the exclusive provider of telephony products for both AT&T Broadband in eight metro areas and Cox Communications. In addition, Cabovisao and Adelphia Communications Corporation accounted for approximately 9.4% and 8.9% of our total sales for the first quarter of 2002. The loss of either AT&T Broadband, Cox Communications or one of our other large customers, or a significant reduction in the services provided to any of them would have a material adverse impact on our business.

     Adelphia Communications Corporation which accounted for 8.9% of our sales in the first quarter of 2002 and 8.1% of our total sales for 2001 recently has announced that it intends to restate its 1999, 2000 and 2001 financial statements subject to the completion of its annual audit work with its independent auditors, and it has delayed the filing its Annual Report on Form 10-K. This delay has caused Adelphia to receive notices of default under certain public debentures and it is in potential default under its subsidiary's principal credit agreements, which may prohibit further borrowings unless the potential defaults are cured or waived. Adelphia has indicated that the restatements will tentatively reflect borrowings and related interest expense under certain co-borrowing arrangements of approximately $1.6 billion as of December 31, 2001.

     Recently, Adelphia has announced the resignations of its chief executive officer and its chief financial officer, and that it was conducting an investigation of the issues raised in the preparation of its Annual Report on Form 10-K. On May 15, 2002, The Nasdaq Stock Market halted trading of Adelphia's stock until Adelphia has fully satisfied Nasdaq's request for additional information. In addition, Moody's Investor Service has downgraded the ratings for Adelphia and its subsidiaries and left their ratings under review for possible further downgrade, and Standard & Poors has lowered its corporate credit rating on Adelphia and revised the credit watch implications to negative.

     We cannot predict what effect these events will have on our business. Our accounts receivable from Adelphia at May 10, 2002 totaled approximately $18.4 million.

AN INABILITY TO FULLY DEVELOP A SALES, DISTRIBUTION AND SUPPORT INFRASTRUCTURE IN INTERNATIONAL MARKETS AND THE COSTS ASSOCIATED WITH DEVELOPING THIS INFRASTRUCTURE MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Historically, Arris Interactive relied upon Nortel Networks exclusively for sales, distribution and support of its products in the international markets and for certain customers in the North American market. We entered into a non-exclusive sales representation agreement with Nortel Networks to market Arris Interactive's products. This agreement terminated on December 31, 2001, with respect to the North American market and this agreement will terminate on December 31, 2003, with respect to international markets. In June 2001, Nortel Networks announced that it was realigning its business, which will include the discontinuance of Nortel Networks' access solutions operations, including its Arris Interactive related operations. To avoid reliance on Nortel Networks and other third parties, we have attempted to develop our own sales, marketing, distribution and support infrastructure, particularly to support and enhance our international sales. However, these efforts may not be successful, or if successful, might not be sufficient to offset sales lost from the discontinuance of our relationship with Nortel Networks.

OUR CREDIT FACILITY IMPOSES FINANCIAL COVENANTS THAT MAY ADVERSELY AFFECT THE REALIZATION OF OUR STRATEGIC OBJECTIVES.

     We and certain of our subsidiaries have entered into a revolving credit facility providing for borrowing up to a committed amount of $175.0 million, with borrowing also limited by a borrowing base determined by reference to eligible accounts receivable and eligible inventory. As of March 31, 2002, the borrowing base was $42.0 million. In connection with the sale of the Keptel product line the credit facility was amended in April 2002 to permit the sale of Keptel, to defer until May 31, 2002 a mandatory reduction of the credit facility of approximately $30.0 million as a result of the Keptel sale, and to permit certain other transactions incidental to the Keptel sale. The committed amount under this revolving credit facility may be increased by up to $25.0 million, under certain conditions at a later date upon the agreement of the lenders. The credit facility imposes, among other things, covenants limiting the incurrence of additional debt and liens and requires us to meet certain financial objectives.

     The credit facility has a maturity date of August 3, 2004. However, the maturity date of the credit facility will be December 31, 2002 in the event that our 4 1/2% convertible subordinated notes due May 15, 2003 are not either fully refinanced or fully converted to our common stock prior to December 31, 2002 in a manner satisfactory to the lenders under the credit facility. In April 2002, we exchanged 1,017,285 shares of our common stock for $9.75 million of the notes in private transactions and announced an additional public exchange offer for up to $70.0 million of the notes. The public exchange offer expired May 10, 2002 with $5.652 million of the notes being tendered in exchange for 576,504 shares of our common stock. After giving effect to these transactions, there was $99.6 million in principal amount of the notes outstanding. The acceleration of the maturity date of the credit facility could have a material adverse effect on our business.

WE HAVE SUBSTANTIAL STOCKHOLDERS THAT MAY NOT ACT CONSISTENT WITH THE INTERESTS OF THE OTHER STOCKHOLDERS.

         As of March 31, 2002, Nortel Networks owned approximately 45.9% of our shares of common stock and after selling its shares of our common stock offered by this prospectus, it would own approximately 19.8% of our common stock as of that date. Liberty Media Group, which is not a selling stockholder under this prospectus, beneficially owned approximately 9% of our common stock. These respective ownership interests result in both Nortel Networks and Liberty Media having a substantial influence over us. Nortel Networks and Liberty Media may not exert their respective influences or sell their respective shares at a time or in a manner that is consistent with the interests of other stockholders. Even after selling 21,000,000 shares of common stock offered by this prospectus, Nortel Networks will still be, in its capacity as a large stockholder, able to significantly influence stockholder action, including, for instance, stockholder approval of a merger or large acquisition.

OUR LARGEST STOCKHOLDER IS SELLING A LARGE PORTION OF OUR COMMON STOCK, WHICH COULD CAUSE THE PRICE OF OUR STOCK TO DECLINE.

     Under this prospectus, Nortel Networks is selling a substantial amount of our common stock in the public market. Any sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could lower the price of our common stock. Nortel Networks is exercising its rights under a registration rights agreement with us so that it is able to offer and sell shares of our common stock under this prospectus. However, after selling the shares of our common stock offered by this prospectus, Nortel Networks will still own 16,000,000 shares of our common stock. These shares will still be subject to the registration rights agreement between us and Nortel Networks. This means that three months after the completion of this offering, Nortel Networks will have the power to cause us to initiate a public offering for all or part of Nortel Networks' remaining shares of our common stock. Further, Nortel Networks could cause us to file a shelf registration statement, which would allow Nortel Networks to sell the remainder of its ARRIS shares on the open market at an undetermined point in the future. Liberty Media currently has similar registration rights. Through the exercise of their registration rights, either Nortel Networks or Liberty Media or both could sell a large number of shares to the public.

     Nortel Networks also owns a redeemable membership interest in Arris Interactive. The terms of the membership interest may require Nortel Networks to exchange the membership interest for common stock, preferred stock (which may be convertible), or notes (which may be convertible) upon the happening of certain circumstances. The exchange for, and conversion into, our common stock would occur at the then prevailing market price of the common stock. Since some of the circumstances under which exchange and/or conversion is permitted may occur in the event that we are in significant financial distress, it is possible that the market price of the common stock would be quite low and that Nortel Networks would be able to convert its new membership interest into a significant, but presently undeterminable, portion of our common stock which could dilute our other stockholders.

WE MAY DISPOSE OF EXISTING PRODUCT LINES OR ACQUIRE NEW PRODUCT LINES IN TRANSACTIONS THAT MAY ADVERSELY IMPACT US AND OUR FUTURE RESULTS.

     On an ongoing basis, we evaluate our various product offerings in order to determine whether any should be sold or closed and whether there are businesses that we should pursue acquiring. Future acquisitions and divestitures entail various risks, including:

         - the risk that we will not be able to find a buyer for a product line while product line sales and employee morale will have been damaged because of general awareness that the product line is for sale;

         - the risk that the purchase price obtained will not be equal to the book value of the assets for the product line that we sell; and

         - the risk that acquisitions will not be integrated or otherwise perform as expected.

PRODUCTS CURRENTLY UNDER DEVELOPMENT MAY FAIL TO REALIZE ANTICIPATED BENEFITS.

     Rapidly changing technologies, evolving industry standards, frequent new product introductions and relatively short product life cycles characterize the markets for our products. The technology applications currently under development by us may not be successfully developed. Even if the developmental products are successfully developed, they may not be widely used or we may not be able to successfully exploit these technology applications. To compete successfully, we must quickly design, develop, manufacture and sell new or enhanced products that provide increasingly higher levels of performance and reliability. However, we may not be able to successfully develop or introduce these products if our products:

         -        are not cost effective;

         -        are not brought to market in a timely manner;

         -        fail to achieve market acceptance; or

         -        fail to meet industry certification standards.

     Furthermore, our competitors may develop similar or alternative new technology applications that, if successful, could have a material adverse effect on us. Our strategic alliances are based on business relationships that have not been the subject of written agreements expressly providing for the alliance to continue for a significant period of time. The loss of a strategic partner could have a material adverse effect on the progress of new products under development with that partner.

CONSOLIDATIONS IN THE TELECOMMUNICATIONS INDUSTRY COULD RESULT IN DELAYS OR REDUCTIONS IN PURCHASES OF PRODUCTS, WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     The telecommunications industry has experienced the consolidation of many industry participants and this trend is expected to continue. We and one or more of our competitors may each supply products to businesses that have merged or will merge in the future. Consolidations could result in delays in purchasing decisions by the merged businesses, and we could play either a greater or lesser role in supplying the communications products to the merged entity. These purchasing decisions of the merged companies could have a material adverse effect on our business.

     Mergers among the supplier base also have increased, and this trend may continue. The larger combined companies with pooled capital resources may be able to provide solution alternatives with which we would be put at a disadvantage to compete. The larger breadth of product offerings by these consolidated suppliers could result in customers electing to trim their supplier base for the advantages of one-stop shopping solutions for all of their product needs. These consolidated supplier companies could have a material adverse effect on our business.

OUR SUCCESS DEPENDS IN LARGE PART ON OUR ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL IN ALL FACETS OF OUR OPERATIONS.

     Competition for qualified personnel is intense, and we may not be successful in attracting and retaining key executives, marketing, engineering and sales personnel, which could impact our ability to maintain and grow our operations. Our future success will depend, to a significant extent, on the ability of our management to operate effectively. In the past, competitors and others have attempted to recruit our employees and in the future, their attempts may continue. The loss of services of any key personnel, the inability to attract retain qualified personnel in the future or delays in hiring required personnel, particularly engineers and other technical professionals could negatively affect our business.

WE ARE SUBSTANTIALLY DEPENDENT ON CONTRACT MANUFACTURERS, AND AN INABILITY TO OBTAIN ADEQUATE AND TIMELY DELIVERY OF SUPPLIES COULD ADVERSELY AFFECT OUR BUSINESS.

     Many components, subassemblies and modules necessary for the manufacture or integration of our products are obtained from a sole supplier or a limited group of suppliers, including Nortel Networks. Our reliance on sole or limited suppliers, particularly foreign suppliers, and our reliance on subcontractors involves several risks including a potential inability to obtain an adequate supply of required components, subassemblies or modules and reduced control over pricing, quality and timely delivery of components, subassemblies or modules. Historically, we have not generally maintained long-term agreements with any of our suppliers or subcontractors. An inability to obtain adequate deliveries or any other circumstance that would require us to seek alternative sources of supply could affect our ability to ship products on a timely basis. Any inability to reliably ship our products on time could damage relationships with current and prospective customers and harm our business.

OUR INTERNATIONAL OPERATIONS MAY BE ADVERSELY AFFECTED BY ANY DECLINE IN THE DEMAND FOR BROADBAND SYSTEMS DESIGNS AND EQUIPMENT IN INTERNATIONAL MARKETS.

     Sales of broadband communications equipment into international markets are an important part of our business. The entire line of our products is marketed and made available to existing and potential international customers. In addition, United States broadband system designs and equipment are increasingly being employed in international markets, where market penetration is relatively lower than in the United States. While international operations are expected to comprise an integral part of our future business, international markets may no longer continue to develop at the current rate, or at all. We may fail to receive additional contracts to supply equipment in these markets.

OUR INTERNATIONAL OPERATIONS MAY BE ADVERSELY AFFECTED BY CHANGES IN THE FOREIGN LAWS IN THE COUNTRIES IN WHICH WE HAVE MANUFACTURING OR ASSEMBLY PLANTS.

     A significant portion of our products are manufactured or assembled in Mexico and the Philippines and other countries outside of the United States. The governments of the foreign countries in which we have plants may pass laws that impair our operations, such as laws that impose exorbitant tax obligations or nationalize these manufacturing facilities.

WE MAY FACE DIFFICULTIES IN CONVERTING EARNINGS FROM INTERNATIONAL OPERATIONS TO U.S. DOLLARS.

     We may encounter difficulties in converting our earnings from international operations to U.S. dollars for use in the United States. These obstacles may include problems moving funds out of the countries in which the funds were earned and difficulties in collecting accounts receivable in foreign countries where the usual accounts receivable payment cycle is longer.

OUR PROFITABILITY HAS BEEN, AND MAY CONTINUE TO BE, VOLATILE, WHICH COULD ADVERSELY AFFECT THE PRICE OF OUR STOCK.

     We have experienced several years with significant operating losses. Although we have been profitable in the past, we may not be profitable or meet the level of expectations of the investment community in the future, which could have a material adverse impact on our stock price. In addition, our operating results may be adversely affected by timing of sales or a shift in our products mix, which may add to the volatility of our results.

WE MAY FACE HIGHER COSTS ASSOCIATED WITH PROTECTING OUR INTELLECTUAL PROPERTY.

     Our future success depends in part upon our proprietary technology, product development, technological expertise and distribution channels. We cannot predict whether we can protect our technology, or whether competitors can develop similar technology independently. We have received and may continue to receive from third parties, including some of our competitors, notices claiming that we have infringed upon third-party patents or other proprietary rights. Any of these claims, whether with or without merit, could result in costly litigation, divert the time, attention and resources of our management, delay our product shipments, or require us to enter into royalty or licensing agreements. If a claim of product infringement against us is successful and we fail to obtain a license or develop non-infringing technology, our business and operating results could be adversely affected.

           CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

     This document contains numerous forward-looking statements about our financial condition, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies, capital and other expenditures, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock or ownership interests and other matters. The words "estimate," "project," "intend," "expect," "believe," "forecast" and similar expressions are intended to identify these forward-looking statements, but some of these statements may use other phrasing. Any statement in this document that is not a historical fact is a forward-looking statement. Except to the extent required by applicable law, we expressly disclaim any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events. Such forward-looking statements, wherever they occur in this document, are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements are described in the risk factors above and elsewhere in this document. In addition to the foregoing, (1) all of the factors affecting our business may not have been correctly identified and assessed; (2) the publicly available and other information, upon which the analysis contained in this document is based, may not be complete or correct;
(3) the analysis may not be correct; or (4) the strategies, which are based in part on this analysis, may not be successful.

                        DESCRIPTION OF OUR CAPITAL STOCK

     Our authorized capital stock is 325,000,000 shares consisting of 320,000,000 shares of common stock and 5,000,000 shares of preferred stock, which may be issued in such series and with such voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be fixed from time to time by the board of directors for each series. The following summary description of various provisions of our amended and restated certificate of incorporation and our by-laws does not purport to be complete and is qualified in its entirety by reference to provisions of those documents.

COMMON STOCK

     Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available for payment of such dividends, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of ARRIS, the holders of our common stock are entitled to receive ratably the net assets of ARRIS available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights.

     The shares of our common stock to be offered hereby by the selling stockholder are fully paid and nonassessable.

     The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK

     We have authorized 5,000,000 shares of preferred stock which may be issued with such preferences and voting rights as the board of directors, without further approval by the stockholders, may determine by duly adopted resolution. No shares of our preferred stock are currently issued and outstanding.

CERTAIN CHARTER AND BY-LAW PROVISIONS

     Pursuant to the provisions of the Delaware General Corporation Law, or DGCL, we have adopted provisions in our amended and restated certificate of incorporation and by-laws which require us to indemnify our officers and directors to the fullest extent permitted by law, and eliminate the personal liability of our directors to us or our stockholders for monetary damages for breach of their duty of due care except:

         -        for any breach of the duty of loyalty;

         - for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of laws;

         - for liability under Section 174 of the DGCL relating to unlawful dividends, stock repurchases or stock redemptions; or

         - for any transaction from which the director derived any improper personal benefit.

These provisions do not eliminate a director's duty of care. Moreover, the provisions do not apply to claims against a director for violation of laws, including Federal securities laws. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as our directors and officers.

     Our amended and restated certificate of incorporation includes a provision which allows the board of directors, without stockholder approval, to issue up to 5,000,000 shares of preferred stock with voting, liquidation and conversion rights that could be superior to and adversely affect the voting power of holders of common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of ARRIS. We have no present plans to issue any shares of preferred stock.

DELAWARE ANTI-TAKEOVER LAW

     As a Delaware corporation, we are subject to Section 203 of the DGCL. Under
Section 203 certain "business combinations" between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless

         - the corporation has elected in its certificate of incorporation not to be governed by Section 203 (we have not made such election);

         - the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder;

         - upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or

         - the business combination is approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own.

The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three year years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock, together with the affiliates or associates of that stockholder.

COMMON STOCK MARKET DATA AND DIVIDENDS

     On August 6, 2001, our common stock began trading on the Nasdaq National Market under the symbol "ARRS." Prior to the ARRIS reorganization on August 3, 2001, our common stock traded on the Nasdaq National Market under the symbol "ANTC."

     The following table reports the high and low trading prices per share of our common stock as reported by the Nasdaq National Market for each of the quarters since January 1, 2000:

                                                       High                 Low
                                                     -------              -------
     2000:
     First Quarter                                   $ 61.25              $ 28.94
     Second Quarter                                    57.00                34.38
     Third Quarter                                     50.00                20.44
     Fourth Quarter                                    29.75                 6.88

     2001:
     First Quarter                                     14.38                 6.63
     Second Quarter                                    15.76                 5.25
     Third Quarter                                     13.59                 2.68
     Fourth Quarter                                    11.65                 3.18

     2002:
     First Quarter                                     10.70                 7.71
     Second Quarter (through May 15, 2002)              9.90                 7.92

     On May 15, 2002, the last reported sales price for our common stock as reported by the Nasdaq National Market was $9.09 per share. As of May 15, 2002, there were approximately 173 record holders of our common stock.

     We have not paid dividends on our common stock since our inception. Our primary loan agreement contains covenants that prohibit us from paying dividends.

                                 USE OF PROCEEDS

     Nortel Networks will receive all of the proceeds from the sale of the common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock by Nortel Networks, but have agreed to bear certain expenses associated with registering the shares under federal and state securities laws.

                               SELLING STOCKHOLDER

     The following table sets forth certain information regarding the beneficial ownership, as of May 13, 2002, of shares of our common stock by Nortel Networks and the beneficial ownership of common stock as adjusted to reflect the sale of the common stock by Nortel Networks as if the sale of all of the shares had occurred as of March 31, 2002. Except as otherwise indicated, to our knowledge, Nortel Networks Corporation has sole voting and investment power with respect to the securities held of record by Nortel Networks LLC. The amounts set forth below are based upon information provided to us by Nortel Networks, or on our records, and are accurate to the best of our knowledge. It is possible, however, that Nortel Networks may acquire or dispose of additional shares of our common stock from time to time after the date of this prospectus and any changes of which we are advised will be set forth in a prospectus supplement to the extent so required. See "Plan of Distribution." The common stock offered by this prospectus may be offered from time to time by Nortel Networks, or any of its pledgees, assignees, donees, distributees, transferees or other successors in interest to any or all of the shares of ARRIS common stock held by it.

-------------------------------------------------------------------------------------------------------------
                                                          NO. OF SHARES     NO. OF SHARES        PERCENTAGE OF
                                                              OWNED              TO BE           COMMON STOCK
                                   RELATIONSHIP WITH        PRIOR TO           OFFERED FOR        OWNED AFTER
              NAME                       ARRIS             TRANSACTION           RESALE              SALE
-------------------------------------------------------------------------------------------------------------
      Nortel Networks LLC              See below.          37,000,000         21,000,000         19.8%
-------------------------------------------------------------------------------------------------------------

             CERTAIN TRANSACTIONS BETWEEN NORTEL NETWORKS AND ARRIS

ARRIS INTERACTIVE L.L.C. OPERATING AGREEMENT

     On August 3, 2001, we completed the acquisition from Nortel Networks of the portion of Arris Interactive that we did not own. Arris Interactive was a joint venture formed by Nortel Networks and us in 1995, and immediately prior to the acquisition we owned 18.75% and Nortel Networks owned the remainder. As part of this transaction Nortel Networks exchanged its remaining ownership interest in Arris Interactive for 37 million shares of ARRIS common stock (approximately 49.2% of the total shares outstanding following the transaction) and a new membership interest in Arris Interactive with a face amount of $100 million. The new membership interest earns a return of 10% per annum, compounded annually, and would have become redeemable in approximately four quarterly installments commencing February 3, 2002, had we met certain availability and other tests under our revolving credit facility at that time. The availability tests were not met as of February 3, 2002 or May 3, 2002, and, as a result, we have not redeemed any of Nortel Networks' membership interest. The terms of the membership interest also require Nortel Networks to exchange the membership interest for common stock, preferred stock (which may be convertible into our common stock), or notes (which may be convertible into our common stock), upon the occurrence of certain circumstances. The exchange for, and conversion into, our common stock would occur at the then prevailing market price of the common stock. We currently are in negotiations with Nortel Networks about the possibility of us redeeming the membership interest at a discount earlier than we otherwise would be required to redeem it.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

     In connection with our acquisition of Nortel Networks' interest in Arris Interactive, we and Nortel Networks entered into an amended and restated investor rights agreement and an amendment thereto, governing certain aspects of the relationship of Nortel Networks and us.

     The amended and restated investor rights agreement contains, among other things, rights relating to and limitations on transactions of our common stock by Nortel Networks. Nortel Networks has agreed that it generally will not acquire additional shares of our common stock, make any proposals seeking a business combination involving us, deposit our voting securities into a voting trust, except as provided in the investor rights agreement, or make any similar arrangements regarding our voting securities, engage in a proxy contest or solicitation, call a meeting of stockholders or seek stockholder approval of any action or participate in a group with other holders of our voting securities. However, Nortel Networks may participate in discussions or negotiations regarding the acquisition of ARRIS by an unaffiliated third party. The third-party offer must be for at least 90% of the outstanding shares of our common stock held by stockholders other than Nortel Networks, its affiliates or the third party. In addition, at least a majority of the shares of our common stock held by these stockholders must be tendered in the third-party offer. The per share consideration offered to Nortel Networks and its affiliates in the third-party offer may be below the consideration offered to stockholders unaffiliated with Nortel Networks or the third party.

     In addition, the amended and restated investor rights agreement places limitations on Nortel Networks' ability to sell or transfer any shares of common stock, except a transfer to an affiliate of Nortel Networks. Generally, Nortel Networks may sell or transfer shares of common stock only in the following transactions:

         - in a bona fide public offering effected in accordance with the registration rights agreement;

         - in a bona fide open market transaction as permitted by the provisions of Rule 144 under the Securities Act; or

         - in a privately-negotiated transaction to either an institutional investor or any other person, provided that:

                  - Nortel Networks may not sell or transfer shares to any institutional investor if, after giving effect to the sale or transfer, such investor would own shares representing more than 10 percent of the outstanding voting power of ARRIS; and

                  - Nortel Networks may not sell or transfer shares to any other person, other than an institutional investor, unless such person agrees to be bound by the provisions of the amended and restated investor rights agreement which limit transactions and dispositions of our capital stock.

The amended and restated investor rights agreement may be terminated by either ARRIS or Nortel Networks if:

         - a transaction as a result of a third-party offer is consummated;

         -        the parties mutually agree in writing; or

         - at any time after Nortel Networks and its affiliates cease to own shares representing at least 10 percent of the total voting power of ARRIS.

     Under the amended and restated investor rights agreement, Nortel Networks may appoint two members to our board of directors. We must include the two Nortel Networks nominees in the slate of nominees recommended by the board to our stockholders for any future election of directors. However, if and when Nortel Networks and its affiliates own shares representing less than 20 percent but greater than 10 percent of our outstanding common stock, then Nortel Networks will be entitled to only one nominee on the board of directors and, if necessary, it will cause one nominee then serving on the board to resign. Further, if Nortel Networks and its affiliates cease to own shares representing at least 10 percent of our outstanding common stock, then it is not entitled to any nominees on the board and it will cause the resignation of all of its nominees then serving on the board. Nortel Networks has agreed to vote its shares of our common stock for the election of the slate of nominees proposed by us for election to its board of directors so long as Nortel Networks' nominees are included in such slate. Nortel Networks is otherwise free to vote such shares as it elects.

REGISTRATION RIGHTS AGREEMENT

     In connection with our acquisition of Nortel Networks' interest in Arris Interactive, we and Nortel Networks entered into a registration rights agreement. Under this agreement, we granted Nortel Networks registration rights for the common stock issued to Nortel Networks in connection with the acquisition of Arris Interactive. Nortel Networks has the right to require us to initiate a public offering for any shares requested to be sold by Nortel Networks, provided that the number of shares requested to be sold by Nortel Networks is equal to at least five percent of our then outstanding shares of common stock. Nortel Networks may exercise its rights to request a registration once during any 90-day period. Additionally, Nortel Networks has the right to participate in and sell shares of stock held by it during any public offering of our stock, whether offered by us or any other stockholder. We have agreed to pay for Nortel Networks' expenses relating to its participation in a public offering, whether or not the offering is initiated by Nortel Networks. We may not grant registration rights to other stockholders superior to those granted to Nortel Networks without also offering such superior registration rights to Nortel Networks.

     In addition to the agreements and transactions described in this section, we and Nortel Networks are parties to other agreements which are described in the Proxy Statement for our Annual Meeting of Stockholders to be held on May 29, 2002 under the caption "Certain Relationships and Related Transactions," including but not limited to a transitional services agreement, a loaned employee agreement, a component supply agreement, a development agreement, a sales representation agreement and lease arrangement.

                              PLAN OF DISTRIBUTION

     Nortel Networks, or its pledgees, assignees, donees, distributees, transferees, or any other successors in interest to any or all of the shares of our common stock held by Nortel Networks, has advised us that it may sell the shares from time to time on any stock exchange or automated interdealer quotation system on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. Subject to the limitations set forth in the amended and restated investor rights agreement between us and Nortel Networks, Nortel Networks may sell the shares by one or more of the following methods, without limitation:

         - block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

         - an exchange distribution in accordance with the rules of any stock exchange on which the shares are listed;

         - ordinary brokerage transactions and transactions in which the broker solicits purchases;

         -        privately negotiated transactions;

         -        short sales;

         - through the writing of options on the shares, whether or not the options are listed on an options exchange;

         - through the distribution of the shares by Nortel Networks to its partners, members, stockholders or creditors;

         - one or more underwritten offerings on a firm commitment or best efforts basis; and

         -        any combination of any of these methods of sale.

         In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     Nortel Networks may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals or as agents of Nortel Networks. Broker-dealers may agree to sell a specified number of the shares at a stipulated price per share. If the broker-dealer is unable to sell shares acting as agent for Nortel Networks, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

     Subject to the limitations set forth in the amended and restated investor rights agreement, Nortel Networks may pledge, hypothecate or grant a security interest in some or all of its shares. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be a selling stockholder. In addition, subject to the limitations set forth in the amended and restated investor rights agreement, Nortel Networks may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

     To the extent required under the Securities Act, the aggregate amount of Nortel Networks' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from Nortel Networks and/or purchasers of Nortel Networks' shares, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     Nortel Networks and any underwriters, brokers, dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.

     Subject to the limitations set forth in the amended and restated investor rights agreement, Nortel Networks may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with them, including, without limitation, in connection with distributions of the shares by those broker-dealers. Nortel Networks may enter into options or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those shares pursuant to this prospectus. Nortel Networks may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby pursuant to this prospectus.

     Nortel Networks and other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by Nortel Networks and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of Nortel Networks and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

     We agreed to register the shares under the Securities Act, and, with certain exceptions, to keep the registration statement of which this prospectus is a part effective and usable until no later than two years following the date of initial effectiveness of such registration statement, which effectiveness shall terminate upon the occurrence of certain agreed upon events. We have agreed to pay all expenses in connection with the preparation and filing of the registration statement, excluding underwriting discounts, concessions, commissions or fees and expenses of Nortel Networks, such as fees and expenses of counsel of Nortel Networks.

     We will not receive any proceeds from sales of any shares by Nortel
Networks.

     We cannot assure you that Nortel Networks will sell all or any portion of the shares offered hereby.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated herein by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the financial statements of Cadant, Inc. as of December 31, 2001 and 2000, and for the years then ended, appearing in our Current Report on Form 8-K dated January 8, 2002, as amended, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Cadant, Inc.'s ability to continue as a going concern as described in Note 1 to the financial statements) included therein, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Such financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The financial statements of Arris Interactive as of December 31, 2000 and 1999, and each of the three years in the period ended December 31, 2000 (as restated in 1998) incorporated in this prospectus by reference from the registration statement No. 333-61524 on Form S-4, as amended, of Broadband Parent Corporation have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 11), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon by Troutman Sanders LLP, 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30308-2216.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

                                    ITEM 14.
                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated costs and expenses of ARRIS in connection with the issuance and distribution of the common stock being registered hereby:

         SEC registration fee.....................................               $   17,436.30
         Printing and engraving costs.............................               $  100,000.00
         Accounting fees and expenses.............................               $   80,000.00
         Legal fees and expenses..................................               $  150,000.00
         Blue Sky expenses........................................               $    5,000.00
         Miscellaneous............................................               $    9,563.70
                                                                                 -------------
         Total....................................................               $  362,000.00
                                                                                 -------------


All of the above items are estimates except the SEC registration fee. All of such estimated expenses will be borne by ARRIS.

                                    ITEM 15.
                   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where a present or former officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such person against the expenses (including attorneys' fees) which such person actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-laws, agreement, vote or otherwise.

                                    ITEM 16.
                                 EXHIBITS INDEX

  Exhibit No.     Description
  -----------     -----------
     4.01         Form of Certificate of Common Stock incorporated by reference to Exhibit 4.1 to the
                  Company's Registration Statement on Form S-4 (No. 333-61524).

     4.02         Amended and Restated Certificate of Incorporation incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-4 (No. 333-61524).

     4.03         Certificate of Amendment to Amended and Restated Certificate of Incorporation incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form 8-A filed on
                  August 3, 2001.

     4.04         By-laws of the Company incorporated by reference to Exhibit 3.2 to the Company's
                  Registration Statement on Form S-4 (No. 333-61524).

      5           Opinion of Troutman Sanders LLP as to the legality of the shares being registered.

    23.01         Consent of Ernst & Young LLP concerning the consolidated financial statements of ARRIS
                  Group, Inc.

    23.02         Consent of Ernst & Young LLP concerning the financial statements of Cadant, Inc.

    23.03         Consent of Deloitte & Touche LLP concerning the financial statements of Arris Interactive,
                  L.L.C.

    23.04         Consent of Troutman Sanders LLP (included in Exhibit 5).

     24           Powers of Attorney (included on page II-5).

                                    ITEM 17.
                                  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
                  Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities arising under the Securities Act of 1933 (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the submitted issue.

         The undersigned registrant hereby further undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on May 15, 2002.

                                  ARRIS GROUP, INC.
                                  (Registrant)

                                  By:      /s/ Robert J. Stanzione
                                           -----------------------------------
                                           Robert J. Stanzione, President,
                                           Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ John M. Egan                                     Date:    May 13, 2002
--------------------------------------------
John M. Egan, Chairman and Director


/s/ Robert J. Stanzione                              Date:    May 15, 2002
--------------------------------------------
Robert J. Stanzione, President,
Chief Executive Officer and Director
(Principal Executive Officer)


/s/ Lawrence A. Margolis                             Date:    May 15, 2002
--------------------------------------------
Lawrence A. Margolis, Executive Vice
President and Chief Financial Officer
(Principal Financial Officer)


/s/ David B. Potts                                   Date:    May 15, 2002
--------------------------------------------
David B. Potts, Senior Vice President of
Finance and Chief Information Officer
(Principal Accounting Officer)


                                                     Date:
--------------------------------------------                  --------------
Harry L. Bosco, Director



/s/ John (Ian) Anderson Craig                        Date:    May 15, 2002
--------------------------------------------
John (Ian) Anderson Craig, Director


                                                     Date:
--------------------------------------------                  --------------
Rod F. Dammeyer, Director


/s/ James L. Faust                                   Date:    May 15, 2002
--------------------------------------------
James L. Faust, Director


                                                     Date:
--------------------------------------------                  --------------
Craig Johnson, Director

                                                     Date:
--------------------------------------------                  --------------
William H. Lambert, Director

/s/ John R. Petty                                    Date:    May 13, 2002
--------------------------------------------
John R. Petty, Director


/s/ Larry Romrell                                    Date:    May 13, 2002
--------------------------------------------
Larry Romrell, Director

                                                     Date:
--------------------------------------------                  --------------
Sue Spradley, Director


/s/ Bruce Van Wagner                                 Date:    May 15, 2002
--------------------------------------------
Bruce Van Wagner, Director


     The above named officers and directors of ARRIS hereby severally constitute Lawrence A. Margolis and David B. Potts, or either of them, our true and lawful attorney with full power, to sign for us and in our names in the capacities indicated above, the registration statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and generally do to all such things in our name and behalf in our capacities as officers and directors to enable ARRIS to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratify and confirming our signatures as they may be signed by our attorneys, or any of them, to said registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and any and all amendments thereto.